Exhibit 99.1

Contacts:	RadView Software Ltd.
Christopher Dineen, Chief Financial Officer
781-238-1111
Press: Beth Baglio, Senior Marketing Manager
781-238-1111

For Immediate Release

RADVIEW SOFTWARE SIGNS DEFINITIVE AGREEMENTS
FOR FINANCING WITH FORTISSIMO

BURLINGTON, MA – April 5, 2006 – RadView Software Ltd. (OTCBB: RDVWF), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today announced it has signed definitive financing agreements with Fortissimo Capital Fund GP LP.

The Company signed the definitive agreements on April 4, 2006 for a financing with Fortissimo on behalf of itself and several co-investors, with a minimum initial investment of $1.5 million and, at the election of the investors, an additional investment of up to $2.25 million. The financing will consist of both convertible preferred shares and convertible debt. The completion of the financing is subject to approval by the Company’s shareholders. The Company previously announced that it had executed a bridge loan with Fortissimo in January 2006 to provide interim financing of up to $500,000.

“The signing of definitive financing agreements marks a major milestone for RadView,” said Ilan Kinreich, President and CEO of RadView. “We look forward to working with the Fortissimo team to grow our business and build a successful enterprise.”

Yuval Cohen, Managing Partner of Fortissimo Capital Fund, commented, “We believe that RadView’s proven technology and solid customer base serve as a platform upon which to build a leading Web application testing company. By broadening its product offering, the Company will be able to enhance its growth and further improve its position in the market.”

Terms of the Financing:

The initial investment would be for a minimum of $1.5 million consisting of $750,000 to purchase 25,000,000 convertible preferred shares at a price of $0.03 per share, and $750,000 as a convertible loan. The remaining additional investment provides for the sale of up to $2.25 million of convertible preferred shares to the investors at a price of $0.03 per share, at the option of the investors, for a period of 18 months after the closing of the initial investment.

The convertible preferred shares would be exchangeable, at the discretion of the holder, into the Company’s ordinary shares, and would share voting rights with ordinary shares. Additionally, holders of preferred shares would be entitled to nominate a majority of the Company’s board of directors and have priority voting rights over significant corporate actions. The investors would also receive warrants to purchase 18,750,000 convertible preferred shares with respect to the initial investment and up to 56,250,000 convertible preferred shares with respect to the additional investment, each at an exercise price of $0.04 per share exercisable for a period of five years from date of issuance.

The convertible loan may be converted, at the election of the holder, into convertible preferred shares of the Company at a conversion price of $0.03 per share. The bridge loan in the amount of $500,000 would become part of the convertible loan plus an additional $250,000 provided at closing. The convertible loan

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would bear interest at a rate of 8% per annum, and if not converted into convertible preferred shares, would be due and payable 30 days after the third anniversary of the closing of the investment.

The bridge loan provides for borrowings, subject to compliance by the Company with an approved budget, of up to $500,000 of which $200,000 has been advanced to the Company and the remaining $300,000 will be provided as needed or upon closing, whichever occurs earlier. The bridge loan bears interest at a rate of 8% per annum and will become part of the convertible loan at the closing of the equity investment. In the event that the investment transaction is not approved by the Company’s shareholders or does not close for any reason, the bridge loan will become due and payable within 60 days of notice by either party of the termination of obligations under the definitive agreements. The bridge loan is and the convertible loan would be secured by a floating charge on all of the Company’s assets and a fixed charge on the Company’s intellectual property and accounts receivable.

About Fortissimo Capital Funds

Fortissimo Capital is a private equity fund investing in public and private technology companies that require capital to expand their business. Fortissimo is a long-term investor and seeks to partner with management to facilitate growth and maximize value. Fortissimo is backed by 15 financial institutions including insurance companies, banks and pension funds. More information about Fortissimo Capital is available at www.ffcapital.com.

About RadView

RadView™ Software Ltd. (OTCBB: RDVWF) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications. Deployed at over 1,600 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award-winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle. Corporate offices are located in Burlington, MA. For more information visit www.radview.com or call 1-888-RADVIEW.

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; need for additional financing; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.